UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2011

GASCO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32369	98-0204105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Inverness Drive East, Suite 100, Englewood, Colorado (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code (303) 483-0044

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 21, 2011, Gasco Energy, Inc. (the “Company”) entered into a Gas Processing Agreement (the “Chipeta Processing Agreement”) with Chipeta Processing LLC (“Chipeta”) pursuant to which the Company dedicated certain of its natural gas production from its acreage in Utah to Chipeta for processing, and Chipeta agreed to process all natural gas production from such assets through facilities and related equipment that Chipeta owns or will construct on or before December 31, 2012.

The primary term of the Chipeta Processing Agreement is ten years, beginning after the in-service date of a 300 MMcf/d cryogenic processing facility to be built by Chipeta. The primary term will be extended for one year terms unless terminated by either party giving 180 days notice prior to the expiration of the then-current term.  If by December 31, 2012, among other conditions, (a) Chipeta has not completed its construction obligation and (b) Questar Pipeline Company has not completed and received necessary regulatory approvals for the conversion of certain of its pipelines and facilities from a dry line to a wet line, the obligations of the Company and Chipeta under the Chipeta Processing Agreement shall be void.

Pursuant to the Chipeta Processing Agreement, the Company reserved 25,000 Mcf/d of capacity in the Chipeta processing plant for cryogenic processing.  The Company agreed to pay specified processing fees per MMBtu as well as a pro rata share of all applicable electric compression costs, subject to escalation on an annual basis.  The Company may also be required to make periodic deficiency payments to Chipeta for any shortfalls from the specified minimum volume commitments.

Historically, the Company’s natural gas production has been gathered and processed by Monarch Natural Gas, LLC (“Monarch”) pursuant to the Gas Gathering and Processing Agreement effective March 1, 2010 between Monarch and the Company (the “Monarch Processing Agreement”).  In connection with the Chipeta Processing Agreement, on September 20, 2011, the Company entered into a Letter Agreement to Amend the Monarch Processing Agreement (the “Monarch Amendment”).

Pursuant to the Monarch Amendment, Monarch agreed to temporarily release and waive its rights under the Monarch Processing Agreement to process the first 30,000 MMBtu/d of volume from certain of the Company’s natural gas production.  Monarch will retain processing rights for natural gas volumes in excess of the initial 30,000 MMBtu/d of production, unless otherwise agreed.  In addition to any processing fees paid by the Company to Monarch for the natural gas processed by Monarch, the Company agreed to pay Monarch a process sharing fee calculated based upon payment received from Chipeta for the sale of product extracted from the Company’s natural gas processed pursuant to the Chipeta Processing Agreement described above.  Monarch will continue to gather the Company’s natural gas, including such natural gas to be processed by Chipeta pursuant to the Chipeta Processing Agreement. The initial term and effective date of the Monarch Amendment will coincide with the term and effective date of the Chipeta Processing Agreement.

The foregoing descriptions of the Chipeta Processing Agreement and Monarch Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Chipeta Processing Agreement and the Monarch Amendment, which are attached as Exhibit 10.1 and 10.2, respectively, to this current report on Form 8-K, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Gas Processing Agreement, dated September 21, 2011 by and between Gasco Energy, Inc. and Chipeta Processing LLC

10.2	Letter Agreement to Amend the Gas Gathering and Processing Agreement, dated September 20, 2011 by and between Gasco Energy, Inc. and Monarch Natural Gas, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Gasco Energy, Inc.

Date: September 26, 2011	By:	/s/ W. King Grant
Name: W. King Grant
Title: President and Chief Executive Officer